Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2025 RESULTS
–3Q 2025 Diluted EPS of $1.67
–3Q 2025 C&I adjusted diluted EPS of $1.90
–3Q 2025 Managed receivables of $25.9 billion
–Raised quarterly dividend by 1% to $1.05 per share
–Board of Directors approves $1.0 billion share repurchase program

New York, NY, October 31, 2025 - OneMain Holdings, Inc. (NYSE: OMF), the leader in offering nonprime consumers responsible access to credit, today reported pretax income of $263 million and net income of $199 million for the third quarter of 2025, compared to $207 million and $157 million, respectively, in the prior year quarter. Earnings per diluted share were $1.67 in the third quarter of 2025, compared to $1.31 in the prior year quarter.

On October 31, 2025, OneMain declared a quarterly dividend of $1.05 per share, a 1% increase from the prior quarterly dividend of $1.04 per share. The dividend is payable on November 14, 2025, to record holders of the Company's common stock as of the close of business on November 10, 2025.

During the quarter, the Company repurchased approximately 540 thousand shares of common stock for $32 million. The Board of Directors has approved a $1.0 billion share repurchase program expiring on December 31, 2028. The program replaces the previous share repurchase program.

“We delivered excellent third quarter results with encouraging momentum in revenue growth and continued positive credit trends,” said Doug Shulman, Chairman and CEO of OneMain. “Our ability to both innovate and execute positions us well to drive shareholder value in the near and long-term.”

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I adjusted pretax income was $303 million and adjusted net income was $227 million for the third quarter of 2025, compared to $202 million and $151 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.90 for the third quarter of 2025, compared to $1.26 in the prior year quarter.

Management runs the business based on capital generation, which it defines as C&I adjusted net income excluding the after-tax change in C&I allowance for finance receivable losses while still considering the current period C&I net charge-offs. Capital generation was $272 million for the third quarter 2025, compared to $211 million in the prior year quarter. The increase was driven by receivable growth and improved credit performance in the current quarter compared to the prior year period.

Managed receivables, which includes loans serviced for our whole loan sale partners and auto finance loans originated by third parties, were $25.9 billion at September 30, 2025, up 6% from $24.3 billion at September 30, 2024.

Consumer loan originations totaled $3.9 billion in the third quarter of 2025, up 5% from $3.7 billion in the prior year quarter.

Total revenue, comprising interest income and total other revenue, was $1.6 billion in the third quarter of 2025, up 9% from $1.5 billion in the prior year quarter. Interest income in the third quarter of 2025 was $1.4 billion, up 9% from $1.3 billion in the prior year quarter. The increase was driven by receivable growth and improved portfolio yield.

Interest expense was $320 million in the third quarter of 2025, up 7% from $299 million in the prior year quarter, due to an increase in average debt to support our receivables growth.

The provision for finance receivable losses was $488 million in the third quarter of 2025, down $24 million compared to the prior year period. During the third quarter of 2025, the allowance for finance receivable losses increased $60 million driven by growth in receivables.

C&I Select Delinquency and Loss Ratios	September 30, 2025	June 30, 2025	September 30, 2024

Consumer loans:
30+ days delinquency ratio	5.55%	5.17%	5.63%
90+ days delinquency ratio	2.35%	2.12%	2.49%
30-89 days delinquency ratio	3.20%	3.05%	3.14%
Net charge-offs	6.67%	7.19%	7.33%

Operating expense for the third quarter of 2025 was $427 million, up 8% from $396 million in the prior year quarter reflecting receivable growth and our strategic investments in the business.

Funding and Liquidity

As of September 30, 2025, the Company had principal debt balances outstanding of $22.6 billion, 54% of which was secured. The Company had $658 million of cash and cash equivalents, which included $251 million of cash and cash equivalents held at regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Cash and cash equivalents, together with the Company’s $1.1 billion of undrawn committed capacity from an unsecured corporate revolver, $6.4 billion of undrawn committed capacity under revolving conduit facilities and credit card variable funding note facilities, and $10.9 billion of unencumbered receivables, provides significant liquidity resources.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss the Company's results, outlook, and related matters at 9:00 am Eastern Time on Friday, October 31, 2025. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 800-451-7724 (U.S. domestic) or 785-424-1116 (international), and using conference ID 59303, or via a live audio webcast through OneMain’s investor relations website at http://investor.onemainfinancial.com. For those unable to listen to the live broadcast, a replay will be available on the website after the event. An investor presentation will be available on the OneMain's investor relations website prior to the start of the conference call.

About OneMain Holdings, Inc.

OneMain Financial (NYSE: OMF) is the leader in offering nonprime consumers responsible access to credit and is dedicated to improving the financial well-being of hardworking Americans. We empower our customers to solve today’s problems and reach a better financial future through personalized solutions across 47 states, available online and in more than 1,300 locations. OneMain is committed to making a positive impact on the people and the communities we serve. For additional information, please visit www.OneMainFinancial.com.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), and Consumer and Insurance adjusted earnings (loss) per diluted share are key performance measures used to evaluate the performance of our business. Consumer and Insurance adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes net loss resulting from repurchases and repayments of debt, restructuring charges, acquisition-related transaction and integration expenses, regulatory settlements, and strategic activities and other items. We believe these non-GAAP financial measures are useful in assessing the profitability of our segment.

We also use pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents Consumer and Insurance adjusted pretax income, as discussed above, and excludes the change in our Consumer and Insurance allowance for finance receivable losses in the period while still considering the Consumer and Insurance net charge-offs incurred during the period. Capital generation represents the after-tax effect of pretax capital generation. We believe that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. We believe that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

We utilize these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

This document contains summarized information concerning the Company and its business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time, which are or will be available in the Investor Relations section of the OneMain Financial website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “assumes,” “believes,” “can,” “continues,” “could,” “estimates,” “expects,” “forecasts,” “foresees,” “goal,” “intends,” “likely,” “objective,” “plans,” “projects,” “target,” “trend,” “remains,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will” or “would” are intended to identify forward-looking statements, but these words are not the exclusive means of identifying forward-looking statements.

Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events, objectives, goals, projections, strategies, performance, and future plans, and underlying assumptions and other statements related thereto. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. Important factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes and volatility in general economic conditions, including the interest rate environment and the financial markets; the sufficiency of our allowance for finance receivable losses; increased levels of unemployment and personal bankruptcies; the current inflationary environment and related trends affecting our customers; natural or accidental events such as earthquakes, hurricanes, pandemics, floods or wildfires affecting our customers, collateral, or our facilities; a failure in or breach of our information, operational or security systems or infrastructure or those of third parties, including as a result of cyber incidents, war or other disruptions; the adequacy of our credit risk scoring models; geopolitical risks, including recent geopolitical actions outside the U.S.; adverse changes in our ability to attract and retain employees or key executives; increased competition or adverse changes in customer responsiveness to our distribution channels or products; changes in federal, state, or local laws, regulations, or regulatory policies and practices or increased regulatory scrutiny of our business or industry; risks associated with our insurance operations; the costs and effects of any actual or alleged violations of any federal, state, or local laws, rules or regulations; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority; our substantial indebtedness and our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with all of our covenants; the effects of any downgrade of our debt ratings by credit rating agencies; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Forward looking statements included in this document speak only as of the date on which they were made. We undertake no obligation to update or revise any forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended					Fiscal Year
(unaudited, $ in millions, except per share amounts)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Interest income	$1,392	$1,339	$1,308	$1,320	$1,282	$4,993	$4,564
Interest expense	(320)	(317)	(312)	(311)	(301)	(1,185)	(1,019)
Net interest income	1,072	1,022	996	1,009	981	3,808	3,545
Provision for finance receivable losses	(488)	(511)	(456)	(523)	(512)	(2,040)	(1,721)
Net interest income after provision for finance receivable losses	584	511	540	486	469	1,768	1,824

Insurance	112	111	110	111	111	445	448
Investment	26	24	26	21	24	108	116
Gain on sales of finance receivables	17	17	16	5	6	23	52
Net loss on repurchases and repayments of debt	(39)	(21)	(5)	(19)	(1)	(34)	—
Other	47	45	41	42	42	153	119
Total other revenues	163	176	188	160	182	695	735

Operating expenses	(436)	(419)	(404)	(433)	(401)	(1,607)	(1,530)
Insurance policy benefits and claims	(48)	(54)	(49)	(49)	(43)	(189)	(189)
Total other expenses	(484)	(473)	(453)	(482)	(444)	(1,796)	(1,719)

Income before income taxes	263	214	275	164	207	667	840
Income taxes	(64)	(47)	(62)	(38)	(50)	(158)	(199)
Net income	$199	$167	$213	$126	$157	$509	$641

Weighted average number of diluted shares	119.4	119.4	120.0	119.9	120.1	120.1	120.6
Diluted EPS	$1.67	$1.40	$1.78	$1.05	$1.31	$4.24	$5.32
Book value per basic share	$28.53	$27.99	$27.50	$26.74	$26.87	$26.74	$26.60
Return on assets	3.0%	2.5%	3.3%	1.9%	2.5%	2.0%	2.7%

Change in allowance for finance receivable losses	$(61)	$(66)	$17	$(60)	$(81)	$(194)	$(185)
Net charge-offs	(427)	(445)	(473)	(463)	(431)	(1,846)	(1,536)
Provision for finance receivable losses	$(488)	$(511)	$(456)	$(523)	$(512)	$(2,040)	$(1,721)

Note:	Quarters may not sum to fiscal year due to rounding.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024

Assets
Cash and cash equivalents	$658	$769	$627	$458	$577
Investment securities	1,657	1,683	1,670	1,607	1,581
Net finance receivables	24,465	23,870	23,328	23,554	23,075
Unearned insurance premium and claim reserves	(783)	(764)	(747)	(766)	(765)
Allowance for finance receivable losses	(2,815)	(2,754)	(2,688)	(2,705)	(2,645)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	20,867	20,352	19,893	20,083	19,665
Restricted cash and restricted cash equivalents	748	742	736	684	693
Goodwill	1,474	1,474	1,474	1,474	1,474
Other intangible assets	284	285	285	286	288
Other assets	1,297	1,323	1,344	1,318	1,300
Total assets	$26,985	$26,628	$26,029	$25,910	$25,578

Liabilities and Shareholders’ Equity
Long-term debt	$22,338	$22,053	$21,494	$21,438	$21,137
Insurance claims and policyholder liabilities	578	579	567	575	597
Deferred and accrued taxes	42	18	19	20	29
Other liabilities	649	652	669	686	607
Total liabilities	23,607	23,302	22,749	22,719	22,370

Common stock	1	1	1	1	1
Additional paid-in capital	1,750	1,745	1,734	1,734	1,728
Accumulated other comprehensive loss	(47)	(51)	(65)	(81)	(59)
Retained earnings	2,500	2,425	2,384	2,296	2,295
Treasury stock	(826)	(794)	(774)	(759)	(757)
Total shareholders’ equity	3,378	3,326	3,280	3,191	3,208
Total liabilities and shareholders’ equity	$26,985	$26,628	$26,029	$25,910	$25,578

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024

Liquidity
Cash and cash equivalents	$658	$769	$627	$458	$577
Cash and cash equivalents unavailable for general corporate purposes	251	185	139	123	266
Unencumbered receivables	10,867	9,709	10,163	9,738	9,017
Undrawn conduit facilities	5,999	5,999	5,999	5,999	6,749
Undrawn corporate revolver	1,075	1,125	1,125	1,125	1,125
Private secured term funding available	—	—	725	—	—
Undrawn credit card revolving variable funding note facilities	400	400	400	300	300
Drawn conduit facilities	1	1	1	1	176

Net adjusted debt	$21,758	$21,297	$20,833	$20,931	$20,653

Total Shareholders’ equity	$3,378	$3,326	$3,280	$3,191	$3,208
Accumulated other comprehensive loss	47	51	65	81	59
Goodwill	(1,474)	(1,474)	(1,474)	(1,474)	(1,474)
Other intangible assets	(284)	(285)	(285)	(286)	(288)
Junior subordinated debt	172	172	172	172	172
Adjusted tangible common equity	1,839	1,790	1,758	1,684	1,677
Allowance for finance receivable losses, net of tax *	2,111	2,065	2,016	2,029	1,984
Adjusted capital	$3,950	$3,855	$3,774	$3,713	$3,661

Net leverage (net adjusted debt to adjusted capital)	5.5x	5.5x	5.5x	5.6x	5.6x

*	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Consumer & Insurance	$261	$211	$270	$159	$200	$707	$845
Other	(2)	(1)	1	(1)	—	(1)	(6)
Segment to GAAP adjustment	4	4	4	6	7	(39)	1
Income before income taxes - GAAP basis	$263	$214	$275	$164	$207	$667	$840

Consumer & Insurance pretax income	$261	$211	$270	$159	$200	$707	$845
Net loss on repurchases and repayments of debt	39	20	5	19	—	33	—
Restructuring charges	2	—	—	1	1	29	—
Acquisition-related transaction and integration expenses	1	—	—	5	1	9	—
Regulatory settlements	—	—	—	—	—	—	26
Other (1)	—	—	—	1	—	4	3
Consumer & Insurance adjusted pretax income (non-GAAP)	$303	$231	$275	$185	$202	$782	$874

Reconciling items (2)	$(38)	$(16)	$(1)	$(20)	$5	$(114)	$(28)

Consumer & Insurance	$24,490	$23,901	$23,365	$23,598	$23,128	$23,598	$21,349
Segment to GAAP adjustment	(25)	(31)	(37)	(44)	(53)	(44)	—
Net finance receivables - GAAP basis	$24,465	$23,870	$23,328	$23,554	$23,075	$23,554	$21,349

Consumer & Insurance	$2,818	$2,758	$2,693	$2,710	$2,651	$2,710	$2,480
Segment to GAAP adjustment	(3)	(4)	(5)	(5)	(6)	(5)	—
Allowance for finance receivable losses - GAAP basis	$2,815	$2,754	$2,688	$2,705	$2,645	$2,705	$2,480

Note:	Quarters may not sum to fiscal year due to rounding.
(1)	Includes strategic activities and other items.
(2)	Reconciling items consist of Segment to GAAP adjustment and the adjustments to Pretax income – segment accounting basis for C&I and Other. The adjustments to Other adjusted pretax income (loss) are not disclosed in the table above due to immateriality.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions, except per share amounts)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Interest income	$1,386	$1,333	$1,301	$1,312	$1,271	$4,965	$4,559
Interest expense	(320)	(317)	(311)	(310)	(299)	(1,181)	(1,015)
Net interest income	1,066	1,016	990	1,002	972	3,784	3,544
Provision for finance receivable losses	(488)	(511)	(456)	(523)	(512)	(1,981)	(1,721)
Net interest income after provision for finance receivable losses	578	505	534	479	460	1,803	1,823

Insurance	112	111	110	111	111	445	448
Investment	26	24	26	21	24	108	116
Gain on sales of finance receivables	17	17	16	5	6	23	52
Other	45	43	39	40	40	146	111
Total other revenues	200	195	191	177	181	722	727

Operating expenses	(427)	(415)	(401)	(422)	(396)	(1,554)	(1,487)
Insurance policy benefits and claims	(48)	(54)	(49)	(49)	(43)	(189)	(189)
Total other expenses	(475)	(469)	(450)	(471)	(439)	(1,743)	(1,676)

Adjusted pretax income (non-GAAP)	303	231	275	185	202	782	874

Income taxes *	(76)	(58)	(68)	(46)	(51)	(195)	(219)

Adjusted net income (non-GAAP)	$227	$173	$207	$139	$151	$587	$655

Weighted average number of diluted shares	119.4	119.4	120.0	119.9	120.1	120.1	120.6
C&I adjusted diluted EPS	$1.90	$1.45	$1.72	$1.16	$1.26	$4.89	$5.43

Note:	Quarters may not sum to fiscal year due to rounding.
*	Income taxes assume a 25% tax rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Net finance receivables - personal loans	$21,225	$20,814	$20,469	$20,833	$20,569	$20,833	$20,274
Net finance receivables - auto finance	2,431	2,335	2,220	2,122	2,009	2,122	745
Net finance receivables - consumer loans	23,656	23,149	22,689	22,955	22,578	22,955	21,019
Net finance receivables - credit cards	834	752	676	643	550	643	330
Net finance receivables	$24,490	$23,901	$23,365	$23,598	$23,128	$23,598	$21,349

Allowance for finance receivable losses	$2,818	$2,758	$2,693	$2,710	$2,651	$2,710	$2,480

Allowance ratio	11.51%	11.54%	11.52%	11.48%	11.46%	11.48%	11.62%

Net finance receivables	24,490	23,901	23,365	23,598	23,128	23,598	21,349
Finance receivables serviced for our whole loan sale partners	1,395	1,316	1,232	1,141	1,191	1,141	882
Managed receivables	$25,885	$25,217	$24,597	$24,739	$24,319	$24,739	$22,231

Average net finance receivables - personal loans	$21,045	$20,637	$20,660	$20,751	$20,396	$20,301	$19,788
Average net finance receivables - auto finance	2,390	2,278	2,166	2,072	1,949	1,662	559
Average net finance receivables - consumer loans	23,435	22,915	22,826	22,823	22,345	21,963	20,347
Average net finance receivables - credit cards	803	719	668	599	515	477	181
Average net receivables	24,238	23,634	23,494	23,422	22,860	22,440	20,528
Average receivables serviced for our whole loan sale partners	1,366	1,285	1,196	1,174	1,218	1,113	852
Average managed receivables	$25,604	$24,919	$24,690	$24,596	$24,078	$23,553	$21,380

OneMain Holdings, Inc.
CONSUMER & INSURANCE KEY METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended					Fiscal Year

(unaudited, in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Adjusted pretax income (non-GAAP)	$303	$231	$275	$185	$202	$782	$874

Provision for finance receivable losses	488	511	456	523	512	1,981	1,721
Net charge-offs	(428)	(446)	(473)	(464)	(432)	(1,849)	(1,536)
Change in C&I allowance for finance receivable losses (non-GAAP)	60	65	(17)	59	80	132	185

Pretax capital generation (non-GAAP)	363	296	258	244	282	914	1,059

Capital generation, net of tax* (non-GAAP)	$272	$222	$194	$183	$211	$685	$794

C&I average net receivables	$24,238	$23,634	$23,494	$23,422	$22,860	$22,440	$20,528

Capital generation return on receivables (non-GAAP)	4.5%	3.8%	3.3%	3.1%	3.7%	3.1%	3.9%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Amounts may not sum to fiscal year due to rounding.
*	Income taxes assume a 25% rate.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CONSUMER LOANS METRICS (UNAUDITED)

	Quarter Ended					Fiscal Year

(unaudited, $ in millions)	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	2024	2023

Gross charge-offs	$480	$496	$525	$514	$490	$2,080	$1,768
Recoveries	(86)	(85)	(85)	(76)	(78)	(307)	(258)
Net charge-offs	$394	$411	$440	$438	$412	$1,773	$1,510

Gross charge-off ratio	8.13%	8.68%	9.34%	8.96%	8.72%	9.34%	8.69%
Recovery ratio	(1.45%)	(1.49%)	(1.52%)	(1.33%)	(1.39%)	(1.39%)	(1.27%)
Net charge-off ratio	6.67%	7.19%	7.83%	7.63%	7.33%	7.94%	7.42%

Average net receivables	$23,435	$22,915	$22,826	$22,823	$22,345	$21,963	$20,346
Yield	22.6%	22.6%	22.4%	22.2%	22.1%	22.1%	22.2%
Origination volume	$3,889	$3,907	$3,022	$3,504	$3,712	$13,321	$12,851

30+ delinquency	$1,312	$1,197	$1,170	$1,322	$1,272	$1,322	$1,294
90+ delinquency	$556	$491	$540	$579	$562	$579	$605
30-89 delinquency	$756	$706	$630	$743	$710	$743	$689

30+ delinquency ratio	5.55%	5.17%	5.16%	5.76%	5.63%	5.76%	6.16%
90+ delinquency ratio	2.35%	2.12%	2.38%	2.52%	2.49%	2.52%	2.88%
30-89 delinquency ratio	3.20%	3.05%	2.77%	3.24%	3.14%	3.24%	3.28%

Note:
Consumer & Insurance financial information is presented on a Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I consumer loan net finance receivables. Amounts may not sum due to rounding.

Defined Terms
•Adjusted capital: adjusted tangible common equity + allowance for finance receivable losses (ALLL), net of tax
•Adjusted tangible common equity (TCE): total shareholders’ equity – accumulated other comprehensive loss – goodwill – other intangible assets + junior subordinated debt
•Auto finance: financing at the point of purchase through a network of auto dealerships
•Available cash and cash equivalents: cash and cash equivalents – cash and cash equivalents held at our regulated insurance subsidiaries or is unavailable for general corporate purposes
•Average assets: average of monthly average assets (assets at the beginning and end of each month divided by two) in the period
•Average managed receivables: C&I average net receivables + average receivables serviced for our whole loan sale partners
•C&I adjusted diluted EPS: C&I adjusted net income (non-GAAP) / weighted average diluted shares
•Capital generation: C&I adjusted net income – change in C&I allowance for finance receivable losses, net of tax
•Capital generation return on receivables*: annualized capital generation / C&I average net receivables
•Consumer loans: personal loans and auto finance
•Finance receivables serviced for our whole loan sale partners: unpaid principal balance plus accrued interest of loans sold as part of our whole loan sale program
•Gross charge-off ratio*: annualized gross charge-offs / average net receivables
•Managed receivables: C&I net finance receivables + finance receivables serviced for our whole loan sale partners + auto finance loans originated by third parties
•Net adjusted debt: long-term debt – junior subordinated debt – available cash and cash equivalents
•Net charge-off ratio*: annualized net charge-offs / average net receivables
•Net leverage: net adjusted debt / adjusted capital
•Opex ratio: annualized C&I operating expenses / average managed receivables
•Origination volume: loans originated during the period, including those originated and sold to our whole loan sale partners that we continue to service
•Other net revenue: other revenues – insurance policy benefits and claims expense
•Personal loans: loans secured by titled collateral or unsecured and offered through our branch network, central operations, or digital platform
•Pretax capital generation: C&I pretax adjusted net income – change in C&I allowance for finance receivable losses
•Purchase volume: credit card purchase transactions + cash advances – returns
•Return on assets (ROA): annualized net income / average total assets
•Return on receivables (C&I ROR): annualized C&I adjusted net income / C&I average net receivables
•Total revenue: C&I interest income + C&I total other revenue
•Unencumbered receivables: unencumbered unpaid principal balance of consumer loans and credit cards. For precompute personal loans, unpaid principal balance is the gross contractual payments less the unaccreted balance of unearned finance charges. Credit card receivables include those in the trust that exceed the minimum for securing advances under credit card variable funding note facilities, which the Company can remove from the trust under the terms of such facilities, and exclude billed interest, fees, and closed accounts with balances

*	Fiscal year 2024 adjusted for policy alignment associated with the Foursight acquisition.

OneMain Holdings, Inc.

Investor Contact:
Peter R. Poillon, 212-359-2432
peter.poillon@omf.com

Media Contact:
Kelly Ogburn, 410-537-9028
kelly.ogburn@omf.com
Source: OneMain Holdings, Inc.